Exhibit 4.1

TECHNOLOGY LICENSE AGREEMENT

*Confidential treatment has been requested and a complete copy of this agreement has been filed with the Commission. Redacted portions are marked throughout.

This TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) entered into this 7th day of August, 2008 (the “Effective Date”) by and between Neptune Technologies & Bioressources Inc. (“Licensor”) and Acasti Pharma Inc. (the “Company”) (Licensor and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Agreement reviewed the 20 February 2009.

WHEREAS Licensor is the owner or licensee of Licensed Intellectual Property (as hereinafter defined); and

WHEREAS the Company desires to obtain from Licensor, and Licensor desires to grant to the Company, a license to use such Licensed Intellectual Property in certain Licensed Fields and within a specified Territory under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

“Agreement” has the meaning set forth in the preamble.

“Additional Term” has the meaning set forth in Section 11.1.

“Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banks located in Montreal are not required to be open for business.

“Cardiovascular Field” [REDACTED: Field applications]

“Company” has the meaning set forth in the Preamble.

“Company Independent Development” means any intellectual property created, acquired or developed by the Company that is not a Company Related Enhancement.

“Company Related Enhancement” means any derivative works from, and other improvements and enhancements to, the Licensed Intellectual Property and any other intellectual property created, acquired or developed by the Company that is directly or indirectly derived from on the Licensed Intellectual Property.

“Confidential Information” has the meaning set forth in Section 10.

“Contract Year” shall mean each twelve-month period following the Effective Date.

“Cosmeceutical” means Nutraceuticals with cosmetic claims.

“Cost” means, with respect to a Party, all reasonably documented costs, fees and expenses that such Party incurs in performing the applicable obligation(s) under this Agreement, as such Party determines in good faith and on a reasonable basis, including, without limitation, for (a) all out-of-pocket expenses and consultant and vendor costs, (b) personnel wages, salaries and other compensation and benefits for such Party’s employees, and (c) other personnel-related expenses, and associated general and administrative expenses, and (d) direct equipment, software and services costs. With respect to any expenses that are incurred for the benefit of the other Party or other entities in addition to the Party, Cost will include only a fair allocation of such multi-party expenses.

“Effective Date” has the meaning set forth in the Preamble.

“Enhancement Notice” shall have the meaning set forth in Section 3.5(a) .

“Gross Margin” means the revenues for each Licensed Product made, used, transferred or sold by, or on behalf of, the Company or a sublicensee of the Company in an arm’s length transaction, less the cost of goods sold, which is defined as direct costs attributable to the purchase of the Licensed Products by the Company, including without limitation the cost of materials, direct labor costs, indirect expenses such as distribution costs and sales force costs.

“Initial Term” has the meaning set forth in Section 11.1.

“Licensed Field” distribution and sale [REDACTED: Targeted Markets] for use in the human Cardiovascular Field [REDACTED: Technical Conditions] at the time of the request for such approval.

“License Grant” has the meaning set forth in Section 2.1(a) .

“Licensed Intellectual Property” means, subject to the terms and conditions of this Agreement, (a) the Licensed Patents and (b) all know-how, trade secrets, systems, copyrighted materials, software (in object code form and, at Licensor’s sole discretion, in source code form), technology, Confidential Information of Licensor not included in the foregoing, and other intellectual property, other than Trademarks, owned or controlled by, or licensed to Licensor (with the right to grant sublicenses in the Licensed Field) as of the Effective Date and necessary for exploitation of the Licensed Patents, in each case to the extent related to the Licensed Field.

“Licensed Patents” means those patents and patent applications relating to the Licensed Field owned by Licensor, or to which Licensor has license rights (with the right to grant sublicenses) as of the Effective Date, and set forth on Schedule A.

“Licensed Products” means any and all products Used, directly or indirectly, by the Company and within the scope of one or more claims of the Licensed Patents and within the Licensed Field.

“Net Sales” means the revenues for each Licensed Product made, used, transferred or sold by, or on behalf of, the Company or a sublicensee of the Company in an arm’s length transaction, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received): cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export and customs duties freight or other transportation charges; amounts repaid or credited by reason of rejections and return of goods.

“Nutraceutical Products” means any Dietary Supplement or Functional Food that has proven health and medical benefits. “Dietary Supplement” means a product isolated or purified from foods that is generally sold in medicinal forms not usually associated with food; a dietary supplement is demonstrated to have a physiological benefit to maintain healthy physiological systems. “Functional Food” is similar in appearance to, or may be, conventional food, is consumed as part of a usual diet, and is demonstrated to have physiological benefits to maintain healthy physiological systems beyond basic nutritional functions.

“Nutrigenomic Products” means Nutraceuticals designed to interact with specific genes to reduce the risk of common chronic diseases by altering the expression of genes and the structure of an individual's genome.

“Over-the-Counter Products” means products intended to be used in the prevention, cure and treatment of a disease, with a monograph safety standard, requiring no scientific review and which can be sold without a prescription from a medical doctor or in formulation with another OTC product where the safety monograph applies to at least one of the ingredients in the formulation.

“Permitted Company Licensee” means any permitted sublicensee of the Company pursuant to the terms and conditions of this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, trust or any other legal entity.

“Prescription Drug Products” means products intended for the prevention, cure or treatment of a disease, to which attach specific claims, and which has received approval from each country’s respective authorities to be marketed as a prescription drug, and which must be prescribed by a medical doctor.

“Prescription Medical Food Products” means products intended to meet unique complete nutritional requirements of a disease, which fall within the GRAS category (“Generally Recognized As Safe”) as defined by the respective regulatory authorities of each country in the Territory and which must be prescribed by a medical doctor and/or doctors accredited to prescribe.

“Related Company” means a company that directly, or indirectly through one or more intermediaries, owns, or is owned by, or is under common ownership with, the Company. For this purpose, the term “own” or “ownership” means the ownership of twenty-five percent (25%) or more of the voting shares of such corporation or of twenty-five percent (25%) of the ownership interests in such other business entity.

“Royalties” has the meaning set forth in Section 5.2.

“Term” means the Initial Term and the Additional Term.

“Territory” means worldwide.

“Third Party” means any person other than the Licensor, the Company or the Related Company.

“Use” means to develop, use, sell, offer for sale, import, export, have imported, have exported, distribute, create derivative works from, improve, enhance, and modify; for the purpose of this Agreement, “Use” specifically excludes manufacturing.

2.	LICENSE GRANT

	2.1	License to the Company.

(a)

License Grant. Licensor hereby grants to the Company, and the Company hereby accepts, subject to the terms and conditions of this Agreement, an exclusive, non-transferable license for the Term and in the Territory to Use the Licensed Intellectual Property solely within the Licensed Field and, where it relates to the development and commercialization of Licensed Products, in accordance with the terms set out in Schedule B to this Agreement. (the "License Grant").

[REDACTED: Technical Conditions]

(b)

Copies. The Company shall be permitted to make such reasonable numbers of copies of the Licensed Intellectual Property as are reasonably necessary to effectuate the License Grant; provided however, that (i) the Company shall treat all such copies as Confidential Information of Licensor to be disclosed only as permitted in Section 10, and (ii) all such copies shall be subject to all terms and conditions of this Agreement.

		(c)	Derivative Works.

			(i)	The Company may create Company Related Enhancements from the Licensed Intellectual Property, subject to the terms of the License Grant.

(ii)

Except as may be imposed by other provisions of this Agreement, such as confidentiality and non-compete provisions, no restrictions are imposed on the Company’s rights to create Independent Developments.

(d)

Sublicenses. Subject to Section 14.1 and Section 14.2, the Company shall have the right to sublicense the Licensed Intellectual Property but only with the prior written consent of Licensor, such consent to be at Licensor’s sole discretion, but which shall not be rejected without justified cause, provided that:

(i)

the sublicense to such Permitted Company Licensee is pursuant to a written, valid and enforceable agreement containing terms and restrictions (other than fees and without sub-licensing rights) at least substantially the same as those contained herein, including, without limitation, the following:

				(I)	License grant limitations and sublicensee obligations relating thereto at least as restrictive as the License Grant and sublicense obligations set forth herein;

(II)

Licensor ownership of Licensed Intellectual Property, and Licensor license rights to Company Related Enhancements and to Company Independent Development by such sublicensee at least as broad as those contained herein; and

(III)

Obligations on the Permitted Company Licensee at least as broad, and rights at least as favorable to Licensor, as those contained herein regarding protection of Licensed Intellectual Property, audit rights, remedies and liability limitations, representations, warranties, confidentiality, termination, governing law and other miscellaneous provisions.

	(ii)	notwithstanding Section 2.1(d)(i) above:

		(I)	No sublicensing of any Permitted Company Licensee will include any representations or warranties, express or implied, made on behalf of Licensor;

(II)

Except for damages related to the manufacturing of the Licensed Products by Licensor, Licensor will not be liable for any damages, whether direct, indirect, incidental, consequential, special, punitive or other liability, arising under any such sublicenses, and the Company will at its cost defend and hold the Licensor harmless in relation thereto; and

		(III)	Any such sublicense agreement will expressly provide that Licensor is a third party beneficiary of that sublicense agreement;

	(iii)	no sublicense will be permitted if it has, or is reasonably likely to have, any material adverse legal, financial or tax effect on Licensor; and

	(iv)	the Company shall be liable for any action or inaction on the part of any sublicensee of the Company.

(e)

Scope of License. Except for such rights expressly granted to the Company herein, no license, right, title or interest in or to the Licensed Intellectual Property is granted to the Company or any other entity, either expressly or by implication, estoppel or otherwise.

2.2

Licensed Third Party Technology. Except as otherwise set forth in Section 5.4, for all third party intellectual property licensed or sublicensed by Licensor for use with or within the Licensed Intellectual Property in connection with the Company’s business, the Company shall bear the Cost of such license or sublicense, based on the following principles: (a) where the third party licensor negotiates with the Licensor a reasonable fee for the Company [REDACTED: Condition]; (b) where the third party licensor fee is based on a usage or other trackable methodology directly related to the licensed third party intellectual property [REDACTED: Condition]; and (c) where the third party licensor has set a general fee, Licensor shall determine [REDACTED: Condition] to the Company and other beneficiaries of the license grant.

2.3

Licensor Right to Control Its Business. Nothing in this Agreement shall restrict Licensor from modifying, discontinuing use of, or ceasing support for any of the Licensed Intellectual Property without liability or obligation to the Company or any third party, provided, however, that Licensor shall use commercially reasonable efforts (a) to provide the Company with sufficient advanced notice of any such modifications, discontinuations or cessations of support to allow the Company to take appropriate actions to minimize any adverse effect on the Company, and (b) and to implement such modifications, discontinuations, and cessations of support in a manner intended to minimize any material adverse effect on the Company's business or operations, so long as such notice and such minimization efforts do not nor are likely to have a material adverse effect on Licensor. Notwithstanding the foregoing, the notice to be provided by the Licensor in accordance with subsection (a) above shall be of at least thirty (30) days.

2.4

Technology Transfer. To the extent reasonably necessary for the Company to exercise its rights and perform its obligations under this Agreement, promptly after the Effective Date, Licensor shall provide to the Company one (1) copy of each physical embodiment of the Licensed Intellectual Property controlled by Licensor on the Effective Date (and, from time to time thereafter during the Term, promptly after Licensor obtains control of any additional Licensed Intellectual Property).

3.	OWNERSHIP OF INTELLECTUAL PROPERTY; RIGHTS TO ENHANCEMENTS

3.1

Ownership of Licensed Intellectual Property. The Company acknowledges that Licensor and its licensors own and shall own all right, title and interest, throughout the world, in and to the Licensed Intellectual Property. The Company shall not take any action that is inconsistent with Licensor's and its licensors’ ownership of the Licensed Intellectual Property. The Company agrees that nothing in this Agreement and no use of the Licensed Intellectual Property by the Company pursuant to this Agreement, shall vest in the Company or be construed to vest in the Company, any right, title or interest in or to the Licensed Intellectual Property other than the express right to Use the Licensed Intellectual Property solely in accordance with the terms and conditions of this Agreement.

	3.2	Ownership of Company Related Enhancements. The Company shall own all right, title, and interest in and to all Company Related Enhancements.

	3.3	Company Related Enhancement Rights and Obligations.

(a) The Company shall promptly disclose all Company Related Enhancements to Licensor. [REDACTED: Condition]

(b)

The Company shall not at any time during or after the Term of this Agreement Use, nor knowingly permit any third party to access or Use, for the benefit of the Company or any other entity, any Company Related Enhancements outside of the Licensed Field without the prior written approval of the Licensor.

3.4

Ownership of Independent Developments. Licensor agrees and acknowledges that the Company shall own all right, title and interest in and to all Company Independent Developments throughout the world, and that there shall be no restrictions upon the Company's right to create Independent Developments except as specifically provided in this Agreement.

	3.5	Independent Development License to Licensor.

(a)

Subject to Section 14.1 and Section 14.2, the Company shall promptly disclose all Company Independent Developments to Licensor, such disclosure to be subject to the confidentiality obligations of this Agreement. Such notification shall include a description of the Company Independent Development in reasonably sufficient detail to permit Licensor to evaluate the Company Independent Development ("Enhancement Notice"). Upon Licensor's request, the Company shall grant to Licensor a commercially reasonable evaluation license [REDACTED: Condition]

(b)

Subject to Section 14.1 and Section 14.2, the Company must hereby offer to grant to the Licensor, and Licensor may at its sole discretion accept, effective upon Licensor’s acceptance with respect to each Company Independent Development, a nonexclusive, perpetual, royalty-bearing, irrevocable, worldwide license to: (a) use, sell, offer for sale, import, export, have imported, have exported, distribute, and (b) in collaboration with the Company or with the Company’s pre-appoval, to create derivative works from, improve, enhance, modify and/or otherwise exploit, the Company Independent Developments in Licensor's business in any territory and in any field of use except the Licensed Field, subject to the Parties entering into a reasonable license agreement therefore [REDACTED: Condition].

(c) Without limitation to Section 3. 5(b), in the event the Company determines to generally commercialize or license the Company Independent Development,

(d)

	3.6	[REDACTED: Condition]Vested Ownership Rights.

(a)

Subject to Section 14.1 and Section 14.2, to the extent any right, title or interest in or to any Company Related Enhancement or Company Independent Development or other intellectual property or data vests in the Company, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement [REDACTED: Condition].

(b)

Subject to Section 14.1 and Section 14.2, the Company shall take, or shall cause to be taken, all such actions as shall be necessary, including procuring assignments from individuals, [REDACTED: Conditions].

	3.7	Trademark Rights. Nothing in this Agreement shall be deemed to give the Company any right, title or interest in or to any of Licensor's Trademarks.

4.	PROTECTION OF LICENSED INTELLECTUAL PROPERTY

4.1

Maintenance of Intellectual Property Rights. The maintenance of the Licensed Patents shall be managed [REDACTED: Party and condition]. Should the Licensor choose not to continue to maintain any of the patents or patent applications which form part of the Licensed Patents, the Licensor shall provide the Company with reasonably advanced notice of at least six (6) months if possible in writing of its decision and the Company may, in its sole discretion and at its cost, choose to continue the maintenance of such patent or patent application.

	4.2	Protection of Intellectual Property Rights.

(a) [REDACTED: Party and condition] police the Licensed Intellectual Property in the Territory, and in connection with any lawsuits involving Licensed Intellectual Property. [REDACTED: Condition].

(b) [REDACTED: Right]

(c) [REDACTED: Right]

4.3

No Assurance of Protection. The Company agrees and acknowledges that (a) except as set forth on Schedule A, the Licensed Patents and other Licensed Intellectual Property currently are not patented or registered in the Territory, (b) except as set forth in Section 7, Licensor makes no representation or warranty regarding intellectual property protection for the Licensed Intellectual Property in the Territory and (c) all terms and conditions of this Agreement, including, without limitation, financial terms, are made on the Parties’ understanding and acknowledgment that protection for any or all Licensed Intellectual Property may not be obtainable in all or in part of the Territory.

4.4

Defense Against Infringement Claims. Licensor and the Company shall cooperate to diligently defend the Company, and, if applicable, Licensor, against any third party infringement claims, demands or actions relating to the Licensed Intellectual Property in the Territory (“Third Party Infringement Claims”).

[REDACTED: Right]

4.5

Defense Against Other Claims. Licensor and the Company shall cooperate to defend the Company against any third party claims, demands or actions, other than claims subject to Section 4.4. [REDACTED: Obligation]

4.6

Exceptions. Notwithstanding the other provisions contained in this Section 4, the Licensor shall be solely responsible for the defense, control and resolution, at its own expense, of the claims, demands and actions set forth in Schedule 7.1 to this Agreement.

	4.7	[REDACTED: Obligation]

5.	ROYALTIES

	5.1	Initial Consideration. On the Effective Date, the Company shall grant the Licensor the following consideration (the “Initial Consideration”): [REDACTED: Consideration]

5.2

Royalties. In addition to the Initial Consideration, during the Initial Term, the Company shall pay to Licensor, in consideration for the License Grant, a running royalty (the "Royalties") [REDACTED: Royalties]

	5.3	Minimum Requirements. In order to maintain the rights granted under this Agreement, the Company shall meet all of the following conditions:

(a)

In each Contract Year, notwithstanding any payment made under Section 5.1, the Company undertakes to make minimum payments to the Licensor, which shall include the Royalty payments made during such Contract Year, and which payments shall equal or exceed the following amounts (the “Minimum Payment Requirements”):

[REDACTED: Years]
[REDACTED: Targeted Markets]	[REDACTED: Minimum Royalties
Payments]

For purposes of clarity, the Minimum Payment Requirements are based on annual minimum payments [REDACTED: Condition]

If any of the conditions set out in Section 5.3(a)(b) and Section 5.3(a)(c) are not met by the Company for reasons other than reasons beyond the Company’s control [REDACTED: Option]

Notwithstanding the foregoing, the Company may choose to restrict the License Field under this Agreement and to abandon its License Grant [REDACTED: Targeted Markets & Condition]

5.4

Third Party Fees. The Company shall be responsible for all third party license and other fees and all other Company Costs in connection with the License Grant, except for the fees to be assumed by the Licensor as set forth in Section 4.6, any fees payable to the Université de Sherbrooke related to the Beaudoin Patent and any fees related to the action undertaken by Mr. Beaudoin as described in Schedule 7.1 hereto.

5.5

Time and Place of Payment. All Royalties are payable quarterly within forty-five (45) days after end of each such quarter, and any other fees net forty-five (45) days from invoice for same from Licensor. All payments under this Agreement shall be made in Montreal, Quebec, in Canadian currency, or such other location as Licensor may indicate.

5.6

Taxes and Other Assessments. All payments under this Agreement shall be made without deduction for taxes, assessments or other charges of any kind that may be imposed on Licensor by any government, or subdivision of such government, other than Licensor’s Canadian income taxes, and all such taxes, assessments and charges shall be the sole responsibility of the Company.

5.7

Failure to Pay and Overdue Payments. Failure to pay the License Fee within sixty (60) days of receipt by the Company of notice from Licensor that the License Fee has not been paid, shall constitute a material breach of this Agreement. Any payments that are not timely paid as provided hereunder shall bear interest at the annual rate of the lower of (a) the highest rate permitted by law and (b) one and one half percent (1.5%) per month.

5.8	Early Repayment of Royalties.

	(a)	At any time during the first year following the Effective Date if agreed by both Parties, and at any time [REDACTED: Option]

	(b)	The calculation of the number of Company class A and/or class B Shares to be issued shall be based on the following formula:

[REDACTED: Formula]

	(c)	[REDACTED: Consideration] For the purpose of this Section 5.8, “Fair Market Value” shall be determined as follows:

(i) If the Company is traded on a public exchange, the volume weighted average price of its shares for the twenty (20) trading days prior to the issuance of the shares;

(ii) If the Company is not traded on a public exchange, the higher of
[REDACTED: Condition]

	(d)	[REDACTED: Condition]

	(e)	[REDACTED: Condition]

6.	PAYMENTS, RECORDS, AUDIT RIGHTS

6.1

Payment Reports. Within forty-five (45) days after the end of each calendar quarter during the Term, the Company shall provide the Licensor, along with the Royalties, with a report stating the Company’s Net Sales, Gross Margin, revenues from sublicenses made by the Company to third parties and, if applicable, all information used to establish the pro-rata calculation should the Company sell a Formulation, the whole for that calendar quarter by the Company. Such report shall also indicate the quantity of Licensed Products sold by the Company during such calendar quarter. The Company shall provide the reports due to the Licensor at the address set forth in Section 14.14.

6.2

Company Maintenance of Records. The Company shall maintain complete and accurate accounting, development and business records in accordance with sound accounting, research and development and business practices to substantiate and verify the Company’s financial information used in calculating the Royalties, any use of Licensed Intellectual Property and any development of any software or other intellectual property related to the Licensed Intellectual Property, and will preserve such records for a period of at least five (5) years after completion of the pertinent obligations or other work.

6.3

Audit. Licensor or its designee shall have the right, at Licensor’s expense, to audit and inspect the books and records of the Company upon five (5) Business Days’ written notice to the Company during regular business hours for the purpose of verifying that all Royalties have been paid and confirming that the Company has performed all of its obligations under, and has complied with, the terms and conditions of this Agreement. If the audit identifies any underpayment or overpayment of Royalties by the Company, then, (a) in the case of an underpayment, the Company shall pay to Licensor the amount of such underpayment within thirty (30) Business Days after Licensor delivers to the Company a written report describing such underpayment, or (b) in the case of an overpayment, the Company shall be entitled to a credit against future Royalties in the amount of such overpayment as described in a written report from Licensor. If the audit reveals that the Company underpaid Royalties by more than ten percent (10%) in any calendar quarter, then all fees and expenses of such audit shall be paid by the Company.

7.	REPRESENTATIONS AND WARRANTIES

7.1

Licensor Representations and Warranties. Except as set forth in Schedule 7.1, Licensor represents to the Company that, to the knowledge of Licensor, with respect to the Territory (a) Licensor owns or has the right to license the Licensed Intellectual Property free and clear of any encumbrances; and (b) there are no adverse claims in the Territory relating to the Licensed Intellectual Property.

7.2

Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution of this Agreement and the performance of its obligations hereunder does not and will not conflict with or result in a breach (including, without limitation, with the passage of time) of any other agreement to which it is a party or by which any of its assets or properties is bound or affected, and (c) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability is limited by public policy or creditors' rights generally.

7.3

Disclaimer of Representations and Warranties. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH ABOVE IN THIS SECTION 7, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR IN WRITING, ARISING UNDER LAWS OF CANADA, THE TERRITORY OR ANY OTHER LAWS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO VALIDITY, ENFORCEABILITY, NON-INTERRUPTION, ERROR-FREE OPERATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKE WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY, WHETHER IN THE TERRITORY OR OTHERWISE.

8.	INDEMNIFICATION

8.1

Indemnification by Licensor. Subject to Section 9, Licensor agrees to defend, indemnify, and hold the Company, and the respective directors, officers, employees and agents of the Company, harmless from and against any and all out-of-pocket costs, damages and losses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from third party claims due to (i) the material breach by Licensor of any of its representations, warranties, covenants and agreements contained in this Agreement, or (ii) Licensor's material unauthorized use or disclosure of any Company Confidential Information, or (iii) any acts or omissions of the Licensor in its business arising from gross negligence or willful misconduct.

8.2

Indemnification by the Company. Subject to Section 9, the Company agrees to defend, indemnify, and hold Licensor and the respective directors, officers, employees and agents of Licensor, harmless from and against any and all out-of-pocket costs, damages and losses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from third party claims due to (i) any material breach by the Company (or by any Permitted Company Licensee) of any of its representations, warranties, covenants and agreements contained in this Agreement, (ii) the Company’s (or any Permitted Company Licensee’s) unauthorized use or disclosure of any Licensed Intellectual Property or material unauthorized use or disclosure of any Confidential Information or (iii) any acts or omissions of the Company (or any Permitted Company Licensee) in its business arising from gross negligence or willful misconduct.

8.3

Indemnification Obligations. In no event will the loss of profits, sales, business, data or other indirect, incidental, consequential, special, punitive or similar damages of a third party be considered direct damages of a Party for purposes of the indemnification obligations under this Section 8.

9.	LIMITED REMEDY

9.1

Intellectual Property. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL LICENSOR BE LIABLE TO THE COMPANY, ANY PERMITTED COMPANY LICENSEE OR ANY OTHER ENTITY FOR ANY CLAIM, LOSS OR DAMAGE OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THE DEFICIENCY OR INADEQUACY OF THE LICENSED INTELLECTUAL PROPERTY FOR ANY PURPOSE WHETHER OR NOT KNOWN OR DISCLOSED TO LICENSOR.

9.2

Exclusion of Consequential Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL A PARTY OR ANY PERMITTED COMPANY LICENSEE BE LIABLE TO THE OTHER PARTY OR ANY PERMITTED COMPANY LICENSEE OR ANY OTHER ENTITY FOR ANY LOSS OF PROFITS, SALES, BUSINESS, DATA OR OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR SIMILAR DAMAGES IRRESPECTIVE OF WHETHER LICENSOR HAS BEEN INFORMED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE LIKELIHOOD OF SUCH DAMAGES. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS.

10.	CONFIDENTIALITY

10.1

Definition. "Confidential Information" means (a) the terms and conditions of this Agreement, (b) any information, in whatever form, designated by a Party (“Disclosing Party”) in writing as confidential, proprietary or marked with words of like import when provided to the other Party (“Receiving Party”); and (c) information orally conveyed if the Disclosing Party states at the time of the oral conveyance or promptly thereafter that such information is Confidential, and such statement of confidentiality is specifically confirmed in writing within fifteen (15) days of such oral conveyance, or is disclosed under circumstances in which the Receiving Party knew or reasonably should have known was confidential.

10.2

Exclusions. Confidential Information shall not include information which: (a) at or prior to the time of disclosure was known to the Receiving Party through lawful means or through act of a third party that was not known by the Receiving Party to be unauthorized; (b) at or after the time at which the disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party's part; (c) is proven in record to be developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party or (d) the Receiving Party lawfully receives from a third person free to make such disclosure without breach of any legal obligation.

10.3

Disclosure Due to Legal Obligations. The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order, subpoena or document discovery request, including, without limitation, in publicly filed disclosure documents of the Receiving Party under federal or state securities laws if deemed reasonably necessary on advice of legal counsel.

10.4

Requirements. Licensor and the Company shall use the Confidential Information of the other Party solely to fulfill its obligations and exercise its rights under this Agreement, and, except as otherwise provided herein, all Confidential Information of the Disclosing Party, and any derivative works thereof, shall remain at all times the sole and exclusive property, worldwide, of the Disclosing Party and its licensors. The Receiving Party shall use the same measures used to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than commercially reasonable measures. The Receiving Party shall not disclose any of the Disclosing Party's Confidential Information to any third party without the Disclosing Party's prior written consent.

10.5

Permitted disclosure. Notwithstanding the foregoing Section 10.4, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent necessary to enter into or perform its obligations under sublicenses granted in accordance with this Agreement to the Receiving Party's business partners with the Disclosing Party's prior written consent, such consent not to be unreasonably withheld, provided that any third party shall enter into a customary confidentiality agreement in favor of the Disclosing Party, and in form and substance reasonably satisfactory to the Disclosing Party.

10.6

Return of information. The Receiving Party shall, at the request of the Disclosing Party, retrieve all Confidential Information from its and permitted disclosees' officers, employees, agents, advisors and subcontractors and thereafter shall (a) promptly return all Confidential Information held or used by the Receiving Party in whatever form or (b) at the discretion of the Disclosing Party, promptly destroy all such Confidential Information, and promptly cause an officer of the Receiving Party to certify that the requirements of this Section 10.6 have been fully complied with; provided that, during the Term, the Disclosing Party shall not make such a request with respect to Confidential Information necessary for the Receiving Party to perform its obligations hereunder.

10.7

Injunctions. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Article or further unauthorized use of its Confidential Information. This remedy is separate from and in addition to any other remedy the Disclosing Party may have.

11.	TERM AND TERMINATION

	11.1	Term. The "Initial Term" of this Agreement shall commence on the Effective Date and shall expire on the date of expiration of [REDACTED: Term]

11.2

Termination by Either Party. This Agreement may be terminated by either Party immediately upon notice to the other Party if such other Party commits a material breach of any of the material provisions of this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach is received from the non-breaching Party, except that the time period shall be fourteen (14) days for breaches in respect of Confidential Information that result or are reasonably likely to result in a material adverse effect on the non-breaching Party;

	11.3	Termination by Licensor. Without limitation to Section 11.2, Licensor may terminate this Agreement prior to expiration of the Term under the following conditions:

(a)

Upon thirty (30) days written notice of such action, unless cured by the Company during such notice period, if the Company uses any of the Licensed Intellectual Property outside of the scope of the License Grant or the Licensed Field; or

(b)

Upon written notice in the event that the Company ceases doing business, becomes insolvent, is the subject of a voluntary bankruptcy, insolvency or similar proceeding, is the subject of an involuntary bankruptcy, insolvency, or similar proceeding that is not dismissed within sixty (60) days of filing, makes an assignment for the benefit of creditors, becomes unable to pay its debts when due or enters into an agreement with its creditors providing for the extension or composition of debt.

	11.4	Effect of Termination.

(a)

Upon the termination of this Agreement for any reason other than: (i) its natural expiration, or (ii) the termination of this Agreement by the Company due to a material breach of this Agreement by Licensor, then all Licensor license rights to all Company Related Enhancements and to Company Independent Developments existing at the time of the termination shall survive unaffected by such expiration or termination.

(b)

Return of Licensed Intellectual Property Upon Termination. On or before ten (10) days after the termination of this Agreement, the Company must deliver to Licensor all Licensed Intellectual Property and Licensor Confidential Information, or at Licensor's request, destroy, to the extent requested, all copies of the Licensed Intellectual Property and Licensor Confidential Information created by or on behalf of the Company and cause an officer of the Company to certify that such instructions have been followed in their entirety.

12.	RIGHTS RELATING TO THE MANUFACTURING OF LICENSED PRODUCTS

	12.1	Licensor’s Right to Manufacture. The Licensor may, at its sole option, manufacture or have manufactured by a third party the Licensed Products for the Company.

	12.2	Price of Manufacturing and Standards. Should the Licensor choose to manufacture or to have manufactured the Licensed Products:

		(a)	The price for the manufacturing of the Licensed Products for the Company shall be as follows: [REDACTED: Targeted Markets & Price]

		(b)	[REDACTED: Condition]

(c)

The Licensor shall manufacture the Licensed Products in accordance with generally accepted industry standards in the Licensed Field, the product specifications and for the quantity provided by the Company, and shall be responsible for all direct damages caused by its negligence or willful misconduct in the manufacturing of the Licensed Products.

		(d)	[REDACTED: Condition]

12.3

Manufacturing by or on behalf of Company. Should the Licensor choose not to manufacture or have manufactured the Licensed Products, the Company may (using Licensor IP, trade secret, Technology and/or Process, if wished by the Company) manufacture or have manufactured the Licensed Products. If the Company does so, then the Parties will amend this License Agreement to provide:

		(a)	for the amendment of the definition of “Use” to add the terms “manufacture or have manufactured” and to make other amendments related thereto, and

		(b)	[REDACTED: Amendment Condition]

		(c)	to provide an undertaking by the Company to provide or to cause any third party manufacturer to provide all financial information required [REDACTED: Condition]

(d)

to provide all details and documentation to allow the Company and/or manufacturers outsourced by the Company to adequately use the Production knowhow, IP, trade secret, Technology related to the Production Process.

13.	NON-COMPETITION

During the Term of this Agreement and for a period of five (5) years thereafter, the Company shall not develop any product containing phospholipids polyunsaturated fatty acids extracted from Krill with any competitor of the Licensor.

14.	LICENSOR’S CHANGE IN OWNERSHIP OF THE COMPANY

	14.1	Should, at any time during the Term of this Agreement:

		(a)	the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of voting shares of the Company which in total, [REDACTED: Voting Percentage]

(b)

the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of non-voting shares which entitle the holder to the right to receive dividends and to participate in assets of the Company upon its dissolution, which in total, [REDACTED: Participation Percentage]

		(c)	[REDACTED: Condition]

  The first paragraph of Section 2.1(d) shall be replaced by the following:

  “(d) Sublicenses. The Company shall have the right to sublicense the Licensed Intellectual Property but only after having provided a prior written notice to the Licensor, and provided that:”

  Section 3.3(a) shall be replaced by the following:

  “(a) The Company shall promptly, but in all cases no more than thirty (30) days following the aforementioned development, inform the Licensor of the development of all Company Related Enhancements and disclose, by written notice to the Licensor, a description of the Company Related Enhancement in reasonably sufficient detail to permit Licensor to evaluate the Company Related Enhancement. [REDACTED: Condition]

  Section 3.5 shall be replaced by the following:

  “The Company may, at its option, disclose any Company Independent Development to Licensor, such disclosure to be subject to the confidentiality obligations of this Agreement. Such notification shall include a description of the Company Independent Development in reasonably sufficient detail to permit the Licensor to evaluate the Company Independent Development. [REDACTED: Condition]

  Section 3.6 shall be replaced by the following:

  “(a) Subject to the Licensor having evaluated the Company Related Enhancement as provided in Section 3.3(a), to the extent any right, title or interest in or to any Company Related Enhancement or other intellectual property and/or data related to the Company Related Enhancement, vests in the Company, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, [REDACTED: Condition]

  (b) The Company shall take, or shall cause to be taken, all such actions as shall be necessary, including procuring assignments from individuals, [REDACTED: Condition]

[REDACTED: Conditions]

14.2	Should, at any time during the Term of this Agreement: [REDACTED: Condition]

The first paragraph of Section 2.1(d) shall be replaced by the following:

“(d) Sublicenses. The Company shall have the right to sublicense the Licensed Intellectual Property but only after having provided a prior written notice to the Licensor, and provided that:”

Section 3.3(a) shall be replaced by the following:

“(a) The Company shall promptly, but in all cases no more than thirty (30) days following the aforementioned development, inform the Licensor of the development of all Company Related Enhancements and disclose, by written notice to the Licensor, a description of the Company Related Enhancement in reasonably sufficient detail to permit Licensor to evaluate the Company Related Enhancement. [REDACTED: Condition]

15.	MISCELLANEOUS

15.1

Further Assurances. Each Party shall take such action as the other Party may reasonably request to effect, perfect or confirm such other Party's ownership interests and other rights as set forth in this Agreement, including, without limitation, by promptly (a) executing instruments of assignment, declarations, affirmations or other documents in connection with the applicable provisions of this Agreement, and (b) confirming in writing all waivers and consents under this Agreement, that are requested by a Party from time to time.

15.2

Assignment. This Agreement may not be assigned, in whole or in part, by the Company without Licensor's express, prior written consent. Any attempted assignment by the Company shall be null and void. Licensor may assign this Agreement in whole or in part upon notice to the Company, provided that Licensor’s successor agrees to be bound by the terms and conditions of this Agreement.

	15.3	Successors; Assigns. The provisions of this Agreement shall be binding upon the Parties and their respective permitted successors and assigns.

15.4

Section Headings. The section headings of this Agreement are for organizational purposes only and shall not be used in interpreting this Agreement. References to a section includes reference to all subsections of that section.

15.5

Severability. In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be construed so as to give closest effect to the intent of the Parties, and the remaining portions of this Agreement shall remain in full force and effect.

15.6	Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, fiduciary or employment relationship between the Parties.

15.7

Waiver. No waiver of any term or breach hereof shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of, or failure to enforce, any term or breach hereof shall be deemed to be a waiver of any other term or breach or subsequent breach.

15.8

Survival. Termination of this Agreement for any cause shall not release any Party hereto from any liability which at the time of termination has already accrued to the other parties hereto or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of and right, duty, or obligation of any parties hereto which is expressly stated elsewhere in this Agreement to survive termination hereof.

15.9

Entire Agreement; Amendments. This Agreement, includingall schedules hereto, which are hereby incorporated by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous or contemporaneous agreements, proposals, understandings and representations, written or oral, with respect to the terms and conditions hereof. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by the Party against which such amendment, change, waiver or discharge is sought to be enforced.

15.10

Governing Law. This Agreement shall be governed exclusively by the laws in effect in the province of Quebec, without regard to the conflict of laws principles thereof, except for the construction or enforcement of any Licensed Patents in which case the laws of the jurisdiction under which any such Licensed Patent was issued shall govern such Licensed Patent’s construction and enforcement to the extent necessary.

15.11

Arbitration. All disputes arising out of this Agreement shall be finally settled by final and binding arbitration in Montreal, Canada, before, and under the then current commercial arbitration rules of the Quebec Civil Code, subject to the additional limitations set forth herein. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules. Discovery (e.g., document production; examination of the other Party’s witnesses and depositions) will be permitted in the written form only, except for cross-examination as further provided herein. The Parties agree that the decision of the arbitrator shall be final and binding. The arbitration hearing shall be held no later than two (2) months from the date of the notice from one Party to another Party of its intent to proceed to arbitration. The arbitration shall take no more than two days, and each Party shall have a total of up to four (4) hours to cross-examine the other Party’s witnesses on the first day, and each Party shall have a total of up to four (4) hours to present/rebut its case on the second day, with the arbitrator announcing the decision at the end of such presentations/rebuttals. Judgment on any decision made by the arbitrator may be entered and enforced in any court of competent jurisdiction. All fees and charges of the arbitrator shall be shared equally by the Parties unless otherwise specified by the arbitrator; each Party shall be responsible for the payment of all fees and expenses connected with the presentation of its respective case, provided that the arbitrator may in his/her discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding. The arbitration shall be confidential. The arbitrator shall not include any confidential information of the Parties in his/her arbitration decision or append any document which includes confidential information to his/her arbitration decision.

15.12

Injunctive Relief. Notwithstanding anything herein to the contrary, either Party may seek from a court of competent jurisdiction interim, provisional or permanent relief in the form of a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief concerning any Dispute. Without limiting the generality of the foregoing, Section 14.15 shall be specifically enforceable by both Parties.

15.13

Force Majeure. Neither Party shall be liable for any failure or delay in its performance under this Agreement (other than payment obligations) due to any cause beyond its reasonable control, including, without limitation, any act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (each, a “Force Majeure Event”), provided that the affected Party: (a) gives the other Party prompt notice of such cause, and (b) uses its commercially reasonable efforts to correct promptly, such failure or delay in performance. If the performance of any part of this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor shortage or dispute, act of God or any other causes beyond the control of either Party, that Party shall be excused from such to the extent, and for so long as, it is prevented, hindered or delayed by such causes.

15.14

Notice. Any notice pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if by facsimile transmission, upon electronic confirmation thereof, if promptly followed by a confirmation copy sent by registered mail, return receipt requested, (c) if by electronic mail, upon receipt of confirmation electronic mail message, if promptly followed by a confirmation copy registered mail, return receipt requested, or (d) if by internationally recognized courier delivery service (such as Federal Express), upon such delivery. All notices shall be addressed as follows (or such other address as either Party may in the future specify in writing to the other):

In the case of Licensor:	Neptune Technologies & Bioressources Inc.
225, Promenade du Centropolis, Suite 200
Laval, Quebec, Canada
H7T 0B3
Fax: (450) 687-2262

In the case of the Company:	Acasti Pharma Inc.
225, Promenade du Centropolis, Suite 200
Laval, Quebec, Canada
H7T 0B3
Fax: (450) 687-2262

15.15

Marking Obligations. The Company shall accurately produce or reproduce all Licensor copyright notices and other proprietary rights logos and legends, on all copies of Licensed Intellectual Property and any related documentation the Company produces or reproduces.

15.16

Interpretation. The Company and Licensor agree and acknowledge that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman.

15.17

Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile transmission (provided that originals are thereafter promptly delivered by registered mail, return receipt requested), all of which taken together shall constitute the entire agreement between the Parties hereto.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

    /s/ André Godin
          André Godin
          Vice-President, Administration and Finance

ACASTI PHARMA INC.

    /s/ Henri Harland
          Henri Harland
          President and CEO

SCHEDULE A

LICENSED PATENTS

[REDACTED: Patents]

SCHEDULE B

DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

[REDACTED: Technical Conditions]

SCHEDULE 7.1

CLAIMS RELATING TO THE LICENSED INTELLECTUAL PROPERTY

[REDACTED: Claims]